As filed with the Securities and Exchange Commission on January 6, 2011        Registration Statement No. _______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMEMENT
UNDER
THE SECURITIES ACT OF 1933

TRIO-TECH INTERNATIONAL
(Exact Name of Registrant as Specified in Its Charter)

California	95-2086631
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

16139 Wyandotte Street, Van Nuys, California	91406
(Address of Principal Executive Offices)	(Zip Code)

(818) 787-7000
(Issuer’s Telephone Number, Including Area Code)

2007 Employee Stock Option Plan
2007 Directors Equity Incentive Plan
(Full title of the plans)

A. Charles Wilson
16139 Wyandotte Street
Van Nuys, California 91406
(Name and address of agent for service)

(818) 787-7000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definition of “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-Accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, no par value	300,000	(4)	$4.18	$1,254,000	$145.59
Common Stock, no par value	200,000	(5)	$4.18	$836,000	$97.06
TOTAL:	500,000			$2,090,000	$242.65

(1) This Registration Statement also covers such indeterminable additional number of shares as may become deliverable as a result of any future adjustments in accordance with the terms of said Plans or individual awards, as applicable.

(2) The price of $4.18 per share, which is the average of the high and low prices of the common stock as reported on the NYSE AMEX Global Market on December 31, 2010, is set forth solely for purposes of calculating the filing fee pursuant to Rules 457(c) and (h).

(3) Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”).

(4) The number of shares of Common Stock is the maximum number of shares available for distribution under Registrant’s Amendment to the 2007 Employee Stock Option Plan.

(5) The number of shares of Common Stock is the maximum number of shares available for distribution under Registrant’s Amendment to the 2007 Directors Equity Incentive Plan.

EXPLANATORY NOTE

This registration statement on Form S-8 relates to an additional 300,000 shares of the Common Stock, no par value, of Trio-Tech International, a California corporation (the "Registrant"), subject to the Registrant's 2007 Employee Stock Option Plan and an additional 200,000 shares of the Registrant’s Common Stock subject to its 2007 Directors Equity Incentive Plan (collectively, the "Plans").  There is an effective registration statement on Form S-8, File Number 333-147817, for the balance of the shares of Common Stock subject to the Plans.  The 2007 Employee Stock Option Plan was amended to increase the number of shares of Common Stock available thereunder from 300,000 shares to 600,000 shares.  The 2007 Directors Equity Incentive Plan was amended to increase the number of shares of Common Stock available thereunder from 200,000 shares to 400,000 shares.  The contents of such earlier registration statement are hereby incorporated herein by reference.

Item 8.  Exhibits

Exhibit Number	Description

5.1	Opinion and Consent of Reed Smith LLP
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Reed Smith LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Van Nuys, State of California, on January 6, 2011.

TRIO-TECH INTERNATIONAL By: /s/ A. Charles Wilson A. Charles Wilson, Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ A. Charles Wilson	Chairman and Director	January 6, 2011
A. Charles Wilson

/s/ S.W.Yong	President, Chief Executive Officer and Director (Principal Executive Officer)	January 6, 2011
S.W. Yong

/s/Victor H.M.Ting	Corporate Vice-President, Chief Financial Officer and Director (Principal Financial Officer)	January 6, 2011
Victor H. M. Ting

/s/Richard M. Horowitz	Director	January 6, 2011
Richard M. Horowitz

/s/Jason T. Adelman	Director	January 6, 2011
Jason T. Adelman

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion and Consent of Reed Smith LLP
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Reed Smith LLP (included in Exhibit 5.1)